EXHIBIT 10(b)

SUMMARY OF BASE SALARY AND ANNUAL INCENTIVE
COMPENSATION PAYABLE TO NAMED EXECUTIVE OFFICERS

2016 Base Salary. The Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of The Sherwin-Williams Company (“Sherwin-Williams”) set the 2016 base salaries of the executive officers who are expected to be named in the Summary Compensation Table of Sherwin-Williams’ 2016 Proxy Statement (the “Named Executive Officers”). The base salaries of the Named Executive Officers for 2016 are as follows: Christopher M. Connor, Executive Chairman ($1,221,987); John G. Morikis, President and Chief Executive Officer ($1,100,000); Sean P. Hennessy, Senior Vice President - Finance and Chief Financial Officer ($684,658); and Robert J. Davisson, President, The Americas Group ($614,692). Steven J. Oberfeld, formerly Senior Vice President - Corporate Planning and Development, retired at the close of business on December 31, 2015.

Annual Incentive Compensation to Be Earned in 2016. The Compensation Committee also approved the following minimum, target and maximum cash bonus award levels, as a percent of salary, for the Named Executive Officers for 2016 under The Sherwin-Williams Company 2007 Executive Performance Bonus Plan.

	Incentive Award as a Percentage of Base Salary
Named Executive Officer	Minimum	Target	Maximum
Christopher M. Connor	0	135	270
John G. Morikis	0	135	270
Sean P. Hennessy	0	80	160
Robert J. Davisson	0	80	160
Steven J. Oberfeld	N/A	N/A	N/A